Exhibit 99.1

PRIMERICA REPORTS FOURTH QUARTER 2014 RESULTS

Diluted EPS of $0.84 and diluted operating EPS of $0.91

14.3% net income return on stockholders’ equity and 16.4% net operating income return on adjusted stockholders’ equity (ROAE)

14% increase in Investment and Savings Products (ISP) sales in the fourth quarter led to record ISP sales of $5.68 billion in 2014

8% growth in life insurance policies issued

Life insurance sales force increased to 98,358

Duluth, GA, February 9, 2015 – Primerica, Inc. (NYSE: PRI) announced today financial results for the quarter ended December 31, 2014.  Total revenues were $345.4 million in the fourth quarter of 2014 and net income was $45.5 million, or $0.84 per diluted share.  For the full year 2014, total revenues were $1.34 billion and net income was $181.4 million, or $3.29 per diluted share.

Net operating income, a non-GAAP financial measure, in 2014 excludes the impact of expenses recognized in the fourth quarter of 2014 related to the Co-CEO transition agreements described in our Form 8-K dated January 2, 2015 as well as realized investment gains and losses.  A reconciliation of non-GAAP to GAAP financial measures is included at the end of this release.

In the fourth quarter, operating revenues increased by 9% to $346.5 million and net operating income increased by 6% to $49.0 million compared with $317.3 million and $46.2 million, respectively, in the year ago period.  Diluted net operating income per share increased 9% to $0.91 compared with fourth quarter 2013 and ROAE increased to 16.4%.  Solid operating results in the fourth quarter were primarily driven by growth in Term Life net premiums and strong Investment and Savings Products sales and asset performance.  Net investment income was flat versus the prior year period due to $3.0 million of income from called securities in the fourth quarter of 2014 which offset the impact of declining portfolio yields and capital deployment actions.  Year-over-year insurance and other operating expenses generally increased with normal business growth and development.

Throughout 2014, growth in Term Life net premiums and ISP performance drove our strong results.  Operating revenues and net operating income in 2014 grew 9% year-over-year to $1.34 billion and $182.8 million, respectively. Other notable items include modest growth in insurance and other operating expenses from business growth and increased employee incentive compensation, which mainly reflects the accelerated retirement vesting recognized in the third quarter of 2014.  On a year-over-year basis, these items were partially offset by higher legal fees and expenses incurred in 2013.  Net investment income continued to decline year-over-year primarily due to the lower portfolio yields and capital deployment throughout the year.  The $147.9 million of common stock repurchases during the year, equating to 5.5% of our common stock outstanding as of December 31, 2013, helped drive a 14% increase in diluted operating EPS to $3.31 for the year and a 60 basis points increase in ROAE to 15.3% compared with 2013.

Rick Williams, Chairman of the Board and Co-Chief Executive Officer said, “We are proud of the momentum generated in the business in the fourth quarter and throughout 2014. Our full year 2014 results were marked by solid performance across segments including 11% growth in Term Life net premiums, 9% growth in ISP sales and an 8% increase in ending client asset values, while the size of the life insurance licensed sales force grew 3%.  John Addison and I believe the positive 2014 results make this the perfect time for a leadership transition and are confident that Glenn Williams will take the company to the next level.”

Glenn Williams, who has been appointed Chief Executive Officer as of April 1, 2015, said, “I’m grateful for John and Rick’s leadership over the past 15 years and look forward to capitalizing on the positive momentum.  I will work to build on their successful strategy by leveraging Primerica’s strengths to increase the size of the sales force, drive earnings growth and deploy capital to deliver long-term value for all of our stakeholders.”

Distribution Results

●
The size of our life-licensed sales force grew to 98,358 at December 31, 2014 from 95,566 at December 31, 2013 and 97,966 at September 30, 2014.  In the fourth quarter, recruiting of new representatives increased 13% to 43,054 compared to the year ago quarter driven by improved incentive programs and messaging.  New life insurance licenses of 8,510 were in line with the fourth quarter a year ago as new life insurance licenses typically lag recruiting.  Sequentially, recruiting of new representatives declined from 49,055 and new life insurance licenses were down from 8,793 compared with the third quarter of 2014 reflecting seasonally lower activity in the fourth quarter.  The percentage of license non-renewals and terminations in relation to the size of the sales force was slightly higher compared to the third quarter of 2014 and the fourth quarter of 2013.

●
Term life insurance policies issued in the fourth quarter increased 8% compared with the prior year quarter and increased 3% from the third quarter of 2014,   partially driven by strong recruiting and sales force initiatives in the fourth quarter.  Productivity in the fourth quarter of .19X policies per life licensed representative per month increased from .18X in the fourth quarter a year ago and remained consistent with the third quarter of 2014.  The average annualized term premium per issued policy was consistent with the fourth quarter of 2013.

●
In the fourth quarter of 2014, Investment and Savings Products sales were $1.46 billion, up 14% compared with the prior year period, resulting in 2014 having the highest ever ISP sales in a single year of $5.68 billion. Expansion of our variable annuity products led to the fourth quarter being one of the largest variable annuity sales quarters in the history of the company.  On a sequential basis, ISP sales increased 6% compared with the third quarter of 2014.  Client asset values increased to an all-time high of $48.66 billion, up 8% at December 31, 2014 relative to a year ago, and increased 3% from the end of the third quarter, primarily reflecting market performance.

Segment Results

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products. Results for the segments are shown below.

	Actual			Operating (1)
	Q4 2014	Q4 2013(2)	% Change	Q4 2014	Q4 2013(2)	% Change
	($ in thousands)			($ in thousands)
Revenues:
Term Life Insurance	$198,370	$180,147	10%	$198,370	$180,147	10
Investment and Savings Products	131,383	120,333	9%	131,383	120,333	9
Corporate and Other Distributed Products	15,632	17,742	(12)%	16,706	16,843	(1)%
Total revenues	$345,385	$318,222	9%	$346,459	$317,323	9%

Income (loss) from continuing operations before income taxes:
Term Life Insurance	$52,826	$50,042	6%	$52,826	$50,042	6%
Investment and Savings Products	39,039	19,810	97%	39,039	35,361	10%
Corporate and Other Distributed Products	(22,735)	(13,708)	66%	(17,433)	(14,607)	19%
Total income from continuing operations before income taxes	$69,130	$56,144	23%	$74,432	$70,796	5%

(1)	See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.
(2)
The results of operations from our short-term statutory disability insurance business (DBL) prior to its disposal in Q1 2014 were reported in our Corporate and Other Distributed Products segment.  As such, we have reclassified revenues, insurance expenses, and income before income taxes of $9,018, $1,485, and $822, respectively, in Q4 2013 from our Corporate and Other Distributed Products segment into discontinued operations.

Term Life Insurance.  In the fourth quarter of 2014, Term Life operating revenues increased 10% to $198.4 million and operating income before income taxes increased 6% to $52.8 million compared with the same period a year ago.  An 11% increase in net premiums drove revenue growth over the prior year period.  Allocated net investment income was positively impacted by income from called securities and growth in required assets, partially offset by lower yield on invested assets compared with the fourth quarter of 2013.  While incurred claims returned to historical levels, benefits and claims increased at a faster rate than net premiums primarily reflecting improved persistency and revised reserve assumptions on certain supplemental policy benefits in the fourth quarter.  DAC amortization grew faster than net premiums due to more commissions being deferred in recent years, partially offset by improved persistency.  Results also reflect higher growth-related expenses year-over-year.

Sequentially, operating income before income taxes increased 15% versus the third quarter of 2014 reflecting continued growth in net premiums and higher net investment income due to income from called securities, partially offset by seasonally lower persistency and the revised reserves assumptions on certain supplemental policy benefits in the fourth quarter.  Sequential results also benefitted from the return to the historical levels of incurred claims and the prior period recognition of accelerated compensation expense for equity awards with retirement vesting provisions.

Investment and Savings Products.  In the fourth quarter, operating revenues increased 9% to $131.4 million and operating income before income taxes increased 10% to $39.0 million compared with the fourth quarter of 2013. Results were driven by 14% growth in ISP sales and 10% growth in average client asset values.  Sales-based revenues and expenses grew in line with revenue generating sales.  Year-over-year asset-based revenues increased 7%, slightly lagging growth in average client asset values, due to lower Canadian segregated funds sales and client asset values, which generate higher than average asset-based revenues.  Asset-based commission expense growth of 15% outpaced asset-based revenue growth as Canadian segregated fund compensation expense is generally recognized over time as DAC amortization.  Lower legal fees and expenses were offset by increases in general operating expenses year-over-year.

Sequentially, operating income before income taxes increased 6%, primarily reflecting a 6% increase in product sales, lower DAC amortization in the fourth quarter and the accelerated recognition of compensation expense for equity awards with retirement vesting provisions in the third quarter of 2014.

Corporate and Other Distributed Products.  Operating revenues of $16.7 million were consistent year-over-year and operating losses before income taxes increased by $2.8 million compared with the fourth quarter of 2013. During the quarter, allocated net investment income declined primarily due to growth in Term Life required assets, lower yield on invested assets and capital deployment.  The increase in other operating expenses in the fourth quarter was primarily related to a write-off of developed software as new sales force technology is phased in.  In the fourth quarter of 2013, our New York subsidiary benefitted from lower claims experience on the non-term life insurance products.

Taxes

The effective income tax rate for the fourth quarter of 2014 of 34.2% was relatively consistent with the fourth quarter of 2013.  Sequentially, the effective income tax rate decreased from 35.0% in the third quarter related to the recognition of certain tax benefits due to statute of limitations that expire each year in the fourth quarter.

Capital and Liquidity

Following a $167 million ordinary dividend payment by Primerica Life Insurance Company (PLIC) to Primerica, Inc. in the fourth quarter, PLIC’s statutory risk-based capital (RBC) ratio was estimated to be approximately 400% as of December 31, 2014.

The ordinary dividend payment facilitated the repurchase of $82.4 million or 1.6 million shares of Primerica common stock in the fourth quarter for a total of $147.9 million or 3.0 million shares repurchased in 2014.

Our Board of Directors has authorized a share repurchase program for 2015 under which we expect to repurchase up to $150 million of common stock.  The share repurchases may be made from time to time through open market transactions, block trades and/or privately negotiated transactions and are subject to market conditions, as well as corporate, regulatory, and other considerations.  This share repurchase program may be discontinued at any time by the Board of Directors and the Company has no obligation to repurchase any amount of its common stock under the program.

As of December 31, 2014, our investments and cash increased to $2.26 billion compared with $2.23 billion as of September 30, 2014, primarily due to the increase in the held-to-maturity asset held as part of a redundant reserve financing transaction.  Our invested asset portfolio had a net unrealized gain of $101.3 million (net of unrealized losses of $13.3 million) at December 31, 2014, a decline from $111.9 million at September 30, 2014.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP). We also present adjusted direct premiums, other ceded premiums, operating revenues, operating income before income taxes, net operating income, adjusted stockholders’ equity, and diluted operating earnings per share. Adjusted direct premiums and other ceded premiums are net of amounts ceded to affiliates of Citigroup Inc. under coinsurance transactions that were executed concurrent with our initial public offering (“IPO”) for all periods presented. Operating revenues, operating income before income taxes, net operating income, and diluted operating earnings per share exclude the impact of realized investment gains and losses for all periods presented. Operating income before income taxes, net operating income, and diluted operating earnings per share also exclude (1) the expense in 2013 associated with our IPO-related equity awards, (2) the impact of charges recorded in 2013 for the settlement of claims made by certain Florida Retirement System (FRS) plan participants and (3) the compensation expense recorded in 2014 associated with the CEO transition agreements discussed in our Current Report on Form 8-K dated January 2, 2015. Adjusted stockholders' equity excludes the impact of net unrealized gains and losses on invested assets for all periods presented. We exclude these items because they are considered unusual and not indicative of our ongoing operations. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Tuesday, February 10, 2014 at 9:00 am ET, to discuss fourth quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment products to remain competitive with other investment options; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; heightened standards of conduct or more stringent licensing requirements for our sales representatives; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. Primerica insured more than 4 million lives and had over 2 million client investment accounts at December 31, 2014. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

Media Contact:
Keith Hancock
470-564-6328
Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Balance Sheets

	December 31, 2014 (1)	December 31, 2013
	(In thousands)
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$1,759,120	$1,755,712
Fixed maturity securities held-to-maturity, at amortized cost	220,000	-
Equity securities available for sale, at fair value	53,390	39,894
Trading securities, at fair value	7,711	12,991
Policy loans and other invested assets	28,095	26,806
Total investments	2,068,316	1,835,403
Cash and cash equivalents	192,516	149,189
Accrued investment income	17,401	18,127
Due from reinsurers	4,115,533	4,055,054
Deferred policy acquisition costs	1,351,180	1,208,466
Premiums and other receivables	181,660	175,785
Intangible assets	61,720	68,863
Income taxes	36,082	32,450
Other assets	273,403	282,784
Separate account assets	2,440,303	2,503,829
Total assets	$10,738,114	$10,329,950

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	5,264,608	5,063,103
Unearned premiums	912	1,802
Policy claims and other benefits payable	264,832	253,304
Other policyholders' funds	344,313	337,977
Notes payable	374,532	374,481
Surplus note	220,000	-
Income taxes	140,467	105,885
Other liabilities	392,810	377,690
Payable under securities lending	50,211	89,852
Separate account liabilities	2,440,303	2,503,829
Total liabilities	9,492,988	9,107,923

Stockholders' equity:
Common stock	522	548
Paid-in capital	353,337	472,633
Retained earnings	795,740	640,840
Accumulated other comprehensive income, net of income tax	95,527	108,006
Total stockholders' equity	1,245,126	1,222,027
Total liabilities and stockholders' equity	$10,738,114	$10,329,950

(1) Unaudited

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Statements of Income
(Unaudited)

	Three months ended December 31,
	2014	2013
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$578,905	$568,848
Ceded premiums	(401,359)	(408,615)
Net premiums	177,546	160,233
Commissions and fees	135,267	123,910
Net investment income	22,728	22,407
Realized investment gains (losses), including OTTI	(1,074)	899
Other, net	10,918	10,773
Total revenues	345,385	318,222

Benefits and expenses:
Benefits and claims	82,578	70,246
Amortization of deferred policy acquisition costs	39,544	35,627
Sales commissions	68,790	61,164
Insurance expenses	27,263	26,855
Insurance commissions	3,343	4,241
Interest expense	8,700	8,704
Other operating expenses	46,037	55,241
Total benefits and expenses	276,255	262,078
Income from continuing operations before income taxes	69,130	56,144
Income taxes	23,664	19,477
Income from continuing operations	45,466	36,667
Income (loss) from discontinued operations, net of income taxes	-	534
Net income	$45,466	$37,201

Basic earnings per share:
Continuing operations	$0.84	$0.66
Discontinued operations	-	0.01
Basic earnings per share	$0.84	$0.67

Diluted earnings per share:
Continuing operations	$0.84	$0.66
Discontinued operations	-	0.01
Diluted earnings per share	$0.84	$0.67

Shares used in computing earnings per share:
Basic	53,421	55,081
Diluted	53,470	55,096

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Statements of Income
(Unaudited)

	Year ended December 31,
	2014	2013
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$2,301,332	$2,265,191
Ceded premiums	(1,616,817)	(1,644,158)
Net premiums	684,515	621,033
Commissions and fees	527,166	471,808
Net investment income	86,473	88,752
Realized investment gains (losses), including OTTI	(261)	6,246
Other, net	42,137	42,731
Total revenues	1,340,030	1,230,570

Benefits and expenses:
Benefits and claims	311,417	279,931
Amortization of deferred policy acquisition costs	144,378	129,183
Sales commissions	268,775	232,237
Insurance expenses	115,452	105,457
Insurance commissions	15,353	16,530
Interest expense	34,570	35,018
Other operating expenses	174,363	187,208
Total benefits and expenses	1,064,308	985,564
Income from continuing operations before income taxes	275,722	245,006
Income taxes	95,888	86,305
Income from continuing operations	179,834	158,701
Income (loss) from discontinued operations, net of income taxes	1,578	4,024
Net income	$181,412	$162,725

Basic earnings per share:
Continuing operations	$3.26	$2.80
Discontinued operations	0.03	0.07
Basic earnings per share	$3.29	$2.87

Diluted earnings per share:
Continuing operations	$3.26	$2.76
Discontinued operations	0.03	0.07
Diluted earnings per share	$3.29	$2.83

Shares used in computing earnings per share:
Basic	54,567	55,834
Diluted	54,598	56,625

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended December 31,
	2014	2013	% Change
Operating revenues	$346,459	$317,323	9%
Realized investment gains (losses), including OTTI	(1,074)	899
Total revenues	$345,385	$318,222	9%

Operating income before income taxes	$74,432	$70,796	5%
Realized investment gains (losses), including OTTI	(1,074)	899
Other operating expense - FRS legal settlement	-	(15,551)
Other operating expense - impact of Co-CEO transition agreements	(4,228)	-
Income from continuing operations before income taxes	$69,130	$56,144	23%

Net operating income	$48,953	$46,235	6%
Realized investment gains (losses), including OTTI	(1,074)	899
Other operating expense - FRS legal settlement	-	(15,551)
Other operating expense - impact of Co-CEO transition agreements	(4,228)	-
Tax impact of reconciling items	1,815	5,084
Income from continuing operations	45,466	36,667	24%
Income (loss) from discontinued operations, net of income taxes	-	534
Net income	$45,466	$37,201	22%

Diluted operating earnings per share (1)	$0.91	$0.83	9%
Net after-tax impact of operating adjustments and discontinued operations	(0.07)	(0.16)
Diluted earnings per share (1)	$0.84	$0.67	26%

	Year ended December 31,
	2014	2013	% Change
Operating revenues	$1,340,291	$1,224,324	9%
Realized investment gains (losses), including OTTI	(261)	6,246
Total revenues	$1,340,030	$1,230,570	9%

Operating income before income taxes	$280,211	$257,683	9%
Realized investment gains (losses), including OTTI	(261)	6,246
Other operating expense - FRS legal settlement	-	(15,738)
Other operating expense - impact of Co-CEO transition agreements	(4,228)	-
Other operating expense - IPO equity awards	-	(3,185)
Income from continuing operations before income taxes	$275,722	$245,006	13%

Net operating income	$182,793	$166,997	9%
Realized investment gains (losses), including OTTI	(261)	6,246
Other operating expense - FRS legal settlement	-	(15,738)
Other operating expense - impact of Co-CEO transition agreements	(4,228)	-
Other operating expense - IPO equity awards	-	(3,185)
Tax impact of reconciling items	1,530	4,381
Income from continuing operations	179,834	158,701	13%
Income (loss) from discontinued operations, net of income taxes	1,578	4,024
Net income	$181,412	$162,725	11%

Diluted operating earnings per share (1)	$3.31	$2.90	14%
Net after-tax impact of operating adjustments and discontinued operations	(0.02)	(0.07)
Diluted earnings per share (1)	$3.29	$2.83	16%

(1) Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2014	2013
Adjusted direct premiums	$233,044	$210,572
Premiums ceded to Citigroup	337,501	350,077
Direct premiums	$570,545	$560,649

Other ceded premiums	$(60,977)	$(55,430)
Premiums ceded to Citigroup	(337,501)	(350,077)
Ceded premiums	$(398,478)	$(405,507)

Net premiums	$172,067	$155,142

INVESTMENT AND SAVINGS PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2014	2013
Operating income before income taxes	$39,039	$35,361
Other operating expense - FRS legal settlement	-	(15,551)
Income from continuing operations before income taxes	$39,039	$19,810

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2014	2013
Operating revenues	$16,706	$16,843
Realized investment gains (losses), including OTTI	(1,074)	899
Total revenues	$15,632	$17,742

Operating loss before income taxes	$(17,433)	$(14,607)
Realized investment gains (losses), including OTTI	(1,074)	899
Other operating expense - impact of Co-CEO transition agreements	(4,228)	-
Loss from continuing operations before income taxes	$(22,735)	$(13,708)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	December 31, 2014	December 31, 2013
Adjusted stockholders' equity	$1,171,280	$1,155,995
Unrealized net investment gains recorded in stockholders' equity, net of income tax	73,846	66,032
Stockholders' equity	$1,245,126	$1,222,027